EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2010  by and between Eric Richman (the “Executive”) and PharmAthene, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept such continued employment with the Company subject to the terms and conditions herein agreed upon:

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.
Employment; Term.  The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts such continued employment with the Company upon the terms and conditions hereinafter set forth for the period commencing on January 1, 2011 (the “Effective Date”) and ending on the first anniversary of such date.  The term of this Agreement shall be automatically extended for an additional year on each anniversary of the date hereof unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary.  The period of the Executive’s employment under this Agreement, as it may be terminated or extended from time to time as provided herein is referred to as the “Employment Period.”

2.	Position and Duties.

a.
Position and Duties Generally.  The Executive shall continue to be employed by the Company in the position of President and Chief Executive Officer and shall faithfully render such executive, managerial, administrative and other services as are customarily associated with and incident to such position and as the Board may from time to time reasonably require consistent with such position.  The Executive shall report to the Board of Directors of the Company (the “Board”).

b.
Other Positions.  The Executive shall hold such other positions and executive offices with the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be authorized by the Board.  The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Period in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Compensation Committee specifically approves such additional compensation.

c.
Devotion to Employment.  Except for vacation time taken in accordance with the Company’s vacation policy in effect from time to time and in accordance with the terms of this Agreement and for absences due to temporary illness, the Executive shall be a full-time employee of the Company and shall devote full time, attention and efforts during the Employment Period to the business of the Company and the duties required of him in his position.  During the Employment Period, the Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

3.	Compensation; Reimbursement.

a.
Base Salary.  For the Executive’s services, the Company shall pay to the Executive an annual base salary of not less than $435,000.00 per annum, payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly.  The Executive’s base salary shall be subject to review annually by the Compensation Committee and shall be subject to increase at the option and sole discretion of the Compensation Committee.

b.
Bonus.  The Executive shall be eligible to receive an annual cash bonus, the target of which is no less than 60% of the Executive’s base salary (“Target Bonus Amount”) based upon the achievement of certain corporate objectives (the achievement of such objectives being determined by the Compensation Committee) with such corporate objectives determined by the Compensation Committee in consultation with the Executive.

c.	Benefits Generally.

i.
In addition to the salary and cash bonus described above, the Executive shall be entitled during the Employment Period to participate in such employee benefit plans and programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the level, position, tenure, salary, age, health and other qualifications of the Executive including, without limitation, medical, dental and vision insurance coverage for the Executive and the Executive’s dependents, disability, death benefit and life insurance and pension plans.

ii.
Without limiting the generality of the foregoing, the Executive shall be eligible for such awards, if any, including stock and stock options under the Company’s 2007 Long-Term Incentive Plan or such other plan as the Company may from time to time put into effect as shall be granted to the Executive by the Compensation Committee or other appropriate designee of the Board acting in its sole discretion.

iii.
The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

d.	Vacation. The Executive shall be entitled to 20 days of vacation in each calendar year.

e.
Expenses.  The Company shall reimburse the Executive in accordance with the practices in effect from time to time for other officers or staff personnel of the Company for all reasonable and necessary business and travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of appropriate supporting documentation.

f.
Perquisites.  The Executive shall be entitled to those perquisites as the Company shall make available from time to time to other executive officers of the Company, which shall include, without limitation, the costs for Executive’s use of a cellular telephone and personal digital assistant to the extent such equipment is used for business purposes.

g.
Stock Options.  The Parties agree that on the date of execution of this Agreement (the “Execution Date”), Executive was granted a stock option to purchase 225,000 shares of the Company’s common stock (the “Stock Option”) pursuant to the Company’s 2007 Long-Term Incentive Plan, as amended (“2007 Plan”), and subject to the terms and conditions of the 2007 Plan and of a stock option agreement dated as of the Execution Date by the Company and the Executive.  The Stock Option shall have a term of 10 years and, subject to possible acceleration of vesting as otherwise provided for herein, the Stock Option shall vest in installments consistent with the Company’s past practice.  The per share exercise price of the Stock Option shall be the fair market value of a share of the common stock of the Company on the date of grant as determined by the Company in accordance with the terms of the 2007 Plan.  In the event of a Change in Control, defined below, during the Employment Period and a Termination Without Cause or a termination of the Executive’s employment for Good Reason occurs on or within twelve months of the consummation of the Change in Control, all equity-based awards issued by the Company held by the Executive and not then vested shall become immediately and fully vested.

As used herein, “Change in Control” means: (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; (ii) a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property; (iii) the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 40% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction; (iv) (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or (v) the adoption by the Board of Directors of the Company of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

4.
Death; Disability.  In the event that the Executive dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period that would entitle the Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or, in the absence of such a program, for a period of 120 consecutive days or longer (such condition being herein referred to as a “Disability”) then (i) in the case of the Executive’s death, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death and (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately upon giving the Executive notice to that effect.  The determination to terminate the Executive in the event of a Disability shall be made by the Board or the Board’s designee.  In the case of a Disability, until the Company shall have terminated the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental disability.

5.
Termination For Cause.  The Company may terminate the employment of the Executive hereunder at any time during the Employment Period for “cause” (such termination being herein referred to as a “Termination for Cause”) by giving the Executive notice of such termination, which termination shall be effective on the date of such notice or such later date as may be specified by the Company.  For purposes of this Agreement, “Cause” means (i) the Executive’s willful and substantial misconduct that is materially injurious to the Company and is either repeated after written notice from the Company specifying the misconduct or is continuing and not corrected within 20 days after written notice form the Company specifying the misconduct, (ii) the Executive’s repeated neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company after written notice from the Company specifying the neglect or failure to act, (iii) the Executive’s material breach of any of the agreements contained in Sections 11, 12, 13 or 15 hereof or of any of the Company’s policies, (iv) the commission by the Executive of any material fraudulent act with respect to the business and affairs of the Company, (v) the Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony, (vi) demonstrable gross negligence, or (vii) habitual insobriety or use of illegal drugs by the Executive while performing the Executive’s duties under this Agreement which adversely affects the Executives performance of the Executive’s duties under this Agreement.

6.
Termination Without Cause. The Company may terminate the employment of the Executive hereunder at any time without “cause” or fail to extend this Agreement pursuant to the terms hereof (such termination being herein referred to as “Termination Without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect not later than 30 days from the date such notice is given.

7.
Voluntary Termination by Executive. Any termination of the employment of the Executive by the Executive otherwise than as a result of death or Disability or for Good Reason (as defined below) (such termination being herein referred to as “Voluntary Termination”).  A Voluntary Termination will be deemed to be effective immediately upon such termination.

8.
Termination by Executive for Good Reason.  Any termination of the employment of the Executive by the Executive for Good Reason, which shall be deemed to be equivalent to a Termination Without Cause. For purposes of this Agreement “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement; (ii) any material reduction in the Executive’s duties, authority or responsibilities without the Executive’s consent; (iii) any assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position and duties contained in this Agreement without the Executive’s consent; (iv) a relocation of the Company’s principal executive offices or the Company determination to require the Executive to be based anywhere other than within 25 miles of the location at which the Executive on the date hereof performs the Executive’s duties; (v) the taking of any action by the Company which would deprive the Executive of any material benefit plan (including, without limitation, any medical, dental, disability or life insurance); (vi) nonrenewal by the Company of this Agreement in accordance with Section 1 hereof or (vii) the failure by the Company to obtain the specific assumption of this Agreement by any successor or assignee of the Company or any person acquiring substantially all of the Company’s assets; provided, however, that the Executive may not terminate the Employment Period for Good Reason unless the Executive first provides the Company with written notice specifying the Good Reason and providing the Company with 20 days in which to remedy the stated reason.

9.	Effect of Termination of Employment.

a.
Voluntary Termination; Termination For Cause. Upon the termination of the Executive’s employment as a result of the Executive’s Voluntary Termination or a Termination For Cause, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 3(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of the Executive’s accrued but unpaid amounts and extension of applicable benefits in accordance with the terms of any incentive compensation (including, without limitation, equity compensation), retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with the terms of such plans or programs, and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 3 hereof.

b.
Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment as a result of a Termination Without Cause or for Good Reason, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9(a) hereof, (ii) severance payments in the form of a continuation of the Executive’s base salary as in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination) for a period of 12 (twelve) months following the effective date of such termination, subject to Section 24, (iii) a lump sum payment equal to the then accrued portion of the Executive’s Target Bonus Amount as in effect immediately prior to such termination (which includes, for the sake of clarity any accrued bonus for the year prior to the date of termination to the extent not previously paid and for the year of termination), payable within 60 days of termination (subject to Section 24), (iv) to the extent unvested the option granted by the Company to the Executive on May 18, 2010 would be deemed fully vested on the date of termination and (v) to the extent that the Executive has elected and is continuing to receive COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce the COBRA premiums that the Executive is required to pay during the first 12 (twelve) months following his termination of employment to that amount that the Company charges its active employees for the same level of group health coverage.

Notwithstanding the foregoing, the severance benefits described in clause (ii), (iii) and (iv) above and the COBRA premium subsidy described in clause (v) above shall be provided in consideration for, and expressly conditioned upon, the Executive’s execution of a binding General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within 45 days of the Executive’s termination of employment.  Subject to Section 24, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive will receive the first two months of severance payments 60 days after his termination of employment and the remaining payments in accordance with the Company’s payroll practices.  If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance payments and the Executive will be required to pay 102% of the applicable premium (as defined in Code Section 4980B) for any COBRA continuation coverage elected by the Executive.

c.      Termination Without Cause or Termination for Good Reason Following a Change in Control. Following a Change in Control (defined below), if requested by the Company’s successor or acquirer, as applicable, the Executive shall negotiate a new employment agreement in form and substance acceptable to the Executive in all respects in his sole discretion.  In the event the Company and the Executive fail to enter into such new employment agreement within ninety (90) days of the Change in Control and during the Employment Period a Termination Without Cause or a termination of the Executive’s employment for Good Reason occurs on or within twelve months of the consummation of the Change in Control, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9(a) hereof, (ii) a lump sum payment equal to the amount of the  Executive’s base salary as in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination) for a period of 18 (eighteen) months, payable within 60 days of the date of termination (subject to Section 24), (iii) a lump sum payment equal to the Executive’s Target Bonus Amount as in effect immediately prior to such termination and a payment for the prior fiscal year to the extent that bonuses have not previously been paid on or before the date of termination (and in the case of the bonus in respect of the prior fiscal year to the extent such bonus has been earned), payable within 60 days of the date of termination (subject to Section 24), (iv) all equity-based awards held by Executive will be deemed fully vested as of the date of termination and (v) to the extent that the Executive has elected and is continuing to receive COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Code, the Company shall reduce the COBRA premiums that the Executive is required to pay during the first 12 (twelve) months following his termination of employment to that amount that the Company charges its active employees for the same level of group health coverage. Notwithstanding the foregoing, the severance benefits described in clause (ii), (iii) and (iv) above and the COBRA premium subsidy described in clause (iv) above shall be provided in consideration for, and expressly conditioned upon, the Executive’s execution of a binding General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within 45 days of the Executive’s termination of employment.  Subject to Section 24, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive will receive the first two months of severance payments 60 days after his termination of employment and the remaining payments in accordance with the Company’s payroll practices.  If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance payments and the Executive will be required to pay 102% of the applicable premium (as defined in Code Section 4980B) for any COBRA continuation coverage elected by the Executive.

d.
Death and Disability. Upon the termination of the Executive’s employment as a result of death or Disability, neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except the right to receive the payments and other rights provided for in Section 9(a) hereof.

e.
Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive (i) breaches any of the provisions of Sections 11, 12, 13 or 15 hereof or (ii) makes or facilitates the making of any adverse public statements or disclosures with respect to the business or securities of the Company, and such breach is not cured within 30 days of written notice from the Company detailing such breach, all payments and benefits to which the Executive may otherwise have been entitled shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Executive shall forthwith be returned to the Company.

f.
Rabbi Trust. If the Executive becomes entitled to receive severance payments under Clause (b) or (c) above, the Executive’s General Release described in Clause (b) above becomes binding and enforceable, the Company shall establish an irrevocable grantor trust (a “rabbi trust”), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute 12 months (or if in connection with a Change of Control, 18 months) of salary continuation payments to such rabbi trust and the bonus payments if such bonus payments are required to be deferred by Section 24.  The assets of such rabbi trust shall be used solely to make the severance payments to the Executive as required under this Agreement (or to reimburse the Company for severance payments it makes to the Executive); or to satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy.  The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments to which he is entitled hereunder.  Notwithstanding the foregoing, the provisions of this Section 9(f) shall not apply if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.

g.	Directorship. Upon the termination of the Executive’s employment for any reason, Executive shall resign as a director of the Board.

10.
Disclosure of Confidential Information. The Executive shall not, directly or indirectly, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, or use for any purpose except in the good faith performance of the Executive’s duties to the Company, any Confidential Information (as herein defined).  For purposes of this Agreement, “Confidential Information” means all trade secrets and other non-public information of a business, financial , marketing, technical or other nature pertaining to the Company or any subsidiary, including information of others that the Company or any subsidiary has agreed to keep confidential; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain (other than through breach of the Executive’s obligations under this Agreement) or which the Executive is required to disclose by law or legal process.  Upon the Company’s request at any time, the Executive shall immediately deliver to the Company all materials in the Executive’s possession which contain Confidential Information.

11.	Restrictive Covenant.

a.
Term of Restrictive Covenant.  The Executive hereby acknowledges and recognizes that, during the Employment Period, the Executive shall be privy to trade secrets and Confidential Information critical to the Company’s business and the Executive further acknowledges and recognizes that the Company would find it extremely difficult or impossible to replace the Executive and, accordingly, the Executive agrees that, in consideration of the benefits to be received by the Executive hereunder, the Executive shall not, from and after the date hereof, throughout the Employment Period, and for a period of 12 months (18 months if he is receiving payments under Section 9(c)) following the termination of the Employment Period (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed (so long as such development has not been abandoned), marketed or sold at the time of the  termination of the Employment Period (such business or activity being herein referred to as a “Competing Business”) whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i), or (iii) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business or hire any employees of the Company or any subsidiary unless such persons have not been employees of the Company for at least 12 months.

b.
Sufficient Consideration.  The Executive understands that the foregoing restrictions may limit the ability of the Executive to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Executive has received and shall receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Executive), the Executive believes would not prevent the Executive from earning a living.

12.
Non-Disparagement.  The Executive shall not engage in conduct, through word, act, gesture or other means, or disclose any information to the public or any third party which (i) directly or indirectly discredits or disparages in whole or in part the company, its subsidiaries, divisions, affiliates and/or successors as well as the products and the respective officers, directors, stockholders and employees of each of them; (ii) is detrimental to the reputation, character or standing of these entities, their products or any of their respective officers, directors, stockholders and/or employees; or (iii) which generally reflects  negatively on the management decisions, strategy or decision-making of these entities.  The Company shall not, and shall use commercially reasonable efforts to cause its directors and executive officers not to, disparage the Executive to any person or entity.  Notwithstanding the foregoing, the Company may confer with its advisors and make truthful statements required by law.  In addition, it is understood and agreed that factual statements made by either party hereto in the ordinary course of business, as well as factual statements made in legal actions, legal proceedings, or government investigative proceedings that are protected by a qualified privilege or immunity are not intended to be construed as disparagement.

13.
Company Right to Inventions. The Executive shall promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions relating in any way to the business of the Company which the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith: (i) the Executive shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) the Executive shall render to the Company, at its expense (including a reasonable payment for the time involved in case the Executive is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

14.
Prior Employment Agreement; Bonus for prior performance. The Employment Agreement between the Company and the Executive, as amended, dated April 18, 2008 (the “Original Employment Agreement”) is terminated and of no force and effect as of the Effective Date of this Agreement, other than those provisions that specifically survive a termination thereof, and except that the provision in Section 2 of Amendment No. 1 to the Original Employment Agreement, dated May 18, 2010 relating to the grant of options to purchase 100,000 shares of common stock shall remain in effect and shall survive the termination of the Original Employment Agreement.  On and as of the Execution Date of this Agreement, the Executive has been granted a cash bonus in accordance with the terms of the Original Employment Agreement equal to 30% of his base salary provided for therein, upon achievement of pre-determined corporate objective targets of 50% as determined by the Compensation Committee of the Board of Directors, such payment to be made within 5 business days of the Execution Date.  In addition, the Executive is granted, as of the Execution Date, 35,000 shares of restricted common stock under the 2007 Plan, which shall fully vest on the three month anniversary of the Execution Date and otherwise in accordance with the standard form of grant agreement provided for under the 2007 Plan (as modified to reflect the following sentence), which permits, among other things, for the tax withholding obligation arising upon vesting to be satisfied by withholding that number of shares with a Fair Market Value (as defined in the Plan) equal to the tax withholding.  Notwithstanding anything to the contrary contained herein, said shares of restricted common stock shall be deemed fully vested (to the extent unvested at such date) on the date of the earlier of (i) Executive’s termination of employment with the Company for any reason other than as a result of the Executive’s Voluntary Termination and (ii) the consummation of a Change in Control.

15.
Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

16.	Remedies; Survival.

a.
Injunctive Relief.  The Executive acknowledges and understands that the provisions of the covenants contained in Sections 11, 12, 13 and 15 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 11, 12, 13 or 15 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

b.
Survival.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Sections 3, 9, 11, 12, 13 and 15 through 17 hereof shall survive the expiration or earlier termination of this Agreement until, by their terms, such provisions are no longer operative.

17.
Notices. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

PharmAthene, Inc.
One Park Place, Suite 450
Annapolis, Maryland  21401

with a copy to:
SNR Denton US LLP
101 JFK Parkway
Short Hills, New Jersey 07078
Attention:  Jeffrey Baumel, Esq.

if to the Executive to:

Eric Richman
At the address reflected in the payroll records

with a copy to:

Bonnie Klugman, Esq.
Becker, Glynn, Melamed & Muffly, LLP
299 Park Avenue
NY, NY 10171

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 17 or in accordance with the latest unrevoked direction from such party.

18.	Binding Agreement; Benefit. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

19.
Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland applicable to contract made and to be performed therein.  Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Maryland or in Federal court located within that State.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Maryland law.  Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.  All reasonable legal fees paid or incurred by Executive in any litigation or dispute to enforce Executive’s rights hereunder shall be paid or reimbursed by the Company if Executive is the prevailing party in such litigation or dispute.

20.
Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

21.
Entire Agreement; Amendments. This Agreement (together with the applicable documents referred to herein) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof, other than the Indemnification Agreement dated January 21, 2009 between the Company and the Executive which remains in full force and effect. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

22.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.
409A Compliance; 280G.  (a) If Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of his termination of employment, then his severance payments that are otherwise payable during the first six month period following the Executive’s termination of employment (to the extent that such severance payments constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations promulgated thereunder) shall be deferred until the date that is six months after the Executive’s termination of employment (or, if earlier, upon his death).  Each salary continuation payment that is due under this Agreement shall be treated as a separate payment for purposes of Section 409A Code.  This Agreement shall be interpreted to comply, or otherwise be exempt from, with the requirements of Code Section 409A.  Accordingly, references to termination of employment hereunder shall be interpreted to mean “separation from service” as defined in regulations under Section 409A of the Code.  All expenses under this Agreement that are reimbursable in accordance with Company policy shall be made as soon as practicable after Executive’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred.

(b)    The Company and Executive shall each cooperate with the other and take commercially reasonable actions (including the valuation of any restrictive covenants by a mutually agreed upon valuation firm at the expense of the Company), to avoid or minimize any excise tax payable pursuant to Section 4999 of the Code with respect to any payments or benefits to Executive pursuant to this Agreement.

25.
Executive’s Acknowledgement.  The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on the Executive’s own judgment.

26.
Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

28.	Attorney Fees. The Company shall reimburse Executive for his reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement in an amount up to $5,000.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Eric Richman
Eric Richman

PHARMATHENE, INC.

By	/s/ Joel McCleary
Name:	Joel McCleary
Title:	Director